Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 11029 Brenda A. Blake, ext. 13202	April 29, 2011

AmeriGas elects Sheridan Chief Operating Officer, Iannarelli Chief Financial Officer and Samuel Vice President and General Counsel

Valley Forge, Pa, April 29 — AmeriGas Propane Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), has announced the election of Jerry E. Sheridan, 45, to the position of vice president and chief operating officer. Simultaneously, John S. Iannarelli, 46, was named Sheridan’s successor as vice president and chief financial officer and Steven A. Samuel, 50, was elected vice president and general counsel, succeeding Robert H. Knauss. Separately, Knauss announced he will retire from AmeriGas and UGI Corporation in the spring of 2012. Sheridan and Iannarelli will assume their new roles effective May 9. Samuel’s promotion will be effective May 2.

Sheridan joined AmeriGas in 2005 as vice president and chief financial officer, following service as president and chief executive officer of privately owned Potters Industries. He holds a BA from the University of Delaware and an MBA from the University of Maryland.

Iannarelli joined the AmeriGas in 1987 and served in accounting and audit roles through 1995. Since that time, he has held a series of operating positions of increasing responsibility, most recently serving as VP, field operations, north. He holds a BA from Muhlenberg College and has held certifications in public accounting and management accounting.

Samuel joined AmeriGas in 1995 as associate counsel and most recently was elected vice president and associate general counsel in 2008. He holds a BA from the State University of New York-Albany and a law degree from Boston University School of Law.

Sheridan and Iannarelli will report to AmeriGas president and chief executive officer Eugene V.N. Bissell. Samuel will continue to report to Robert H. Knauss, vice president and general counsel of UGI Corporation. Mr. Bissell commented, “I am very pleased that we could promote proven leaders to these critical positions. Jerry, John and Steve each have a broad and deep understanding of our industry, our company, and our strategy. They’ve been key members of our management team in the past and I am certain they will continue to make valuable contributions as we chart the company’s future.”

-MORE-

AmeriGas elects Sheridan Chief Operating Officer, Iannarelli Chief Financial Officer
and Samuel Vice President and General Counsel	Page Two

AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers in all 50 states from nearly 1,200 locations. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and the public owns the remaining 56%.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

AP-07 ### 4/29/11